Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated January 6, 2016

Relating to Preliminary Prospectus Supplement dated January 5, 2016 to

Prospectus dated June 9, 2014

Registration No. 333-196611

10,000,000 Shares

Common Stock

This free writing prospectus relates to the public offering of shares of common stock of Acadia Healthcare Company, Inc. (“Acadia”) and should be read together with the preliminary prospectus supplement dated January 5, 2016 (the “Preliminary Prospectus Supplement”) to the prospectus dated June 9, 2014 (the “Prospectus”) included in the Registration Statement on Form S-3 (Registration No. 333-196611) relating to this offering. The following information supplements and updates the information contained in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the Prospectus. In all other respects, this communication is qualified in its entirety by reference to the Preliminary Prospectus Supplement and the Prospectus. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Public offering price	$61 per share

Common stock offered	10,000,000 shares

Underwriters’ option to purchase additional shares

1,500,000 shares

If the underwriters exercise their option to purchase additional shares, we will use the proceeds from the sale of the additional shares to reduce the equity consideration to Advent under the Purchase Agreement, with the number of shares issuable to Advent reduced by the number of additional shares, if any, the underwriters elect to purchase from us.

Common stock outstanding after this offering	81,689,268 shares (assuming no exercise of the underwriters’ option to purchase additional shares and not reflecting the issuance of 5,533,561 shares to Advent pursuant to the Purchase Agreement (increased from 5,363,000 shares pursuant to the adjustment provisions of the Purchase Agreement, as disclosed in the Preliminary Prospectus Supplement))

Acadia has filed a registration statement (including the Prospectus and the Preliminary Prospectus Supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement, the Prospectus and other documents Acadia has filed with the SEC for more complete information about Acadia and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Acadia, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Merrill Lynch at 866-500-5408 or Jefferies LLC at 877-821-7388.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.